Exhibit 5.1

CONSENT OF KPMG LLP

The Board of Directors

IAMGOLD Corporation

We consent to the use of our report dated February 14, 2024, on the consolidated financial statements of IAMGOLD Corporation, which comprise the consolidated balance sheets as of December 31, 2023 and December 31, 2022, the related consolidated statements of earnings (loss), comprehensive income (loss), changes in equity and cash flows for each of the years then ended, and the related notes, and our report dated February 15, 2024 on the effectiveness of internal control over financial reporting as of December 31, 2023 which are incorporated by reference herein in the Registration Statement on Form F-10 dated November 7, 2024 of IAMGOLD Corporation.

/s/ KPMG LLP

Chartered Professional Accounts, Licensed Public Accountants

November 7, 2024

Toronto, Canada